                                  EXHIBIT 21.1

                SUBSIDIARIES OF NATIONAL SANITARY SUPPLY COMPANY


        The following is a list of subsidiaries of the Company as of December 31, 1994. Each of the companies is incorporated under the laws of the state following its name. The percentage given represents the voting securities of each company owned by the Company or its subsidiary as at December 31, 1994.

        All of the companies listed below are included in the consolidated financial statements as at December 31, 1994.

         Century Papers, Inc.                   (Texas, 100%)
         Cardinal Paper Company                 (Oklahoma, 100% by
                                                Century Papers, Inc.)
         National Sanitary Supply               (Delaware, 100%)
           Development, Inc.